EMPLOYMENT AGREEMENT

THIS EMPLOYMENT Agreement (the "Agreement"), dated as of the 1st day of April, 2005, by and between Worldwide Excellence, Inc., a Delaware corporation (the "Company"), and Jeffrey S. Edell (the "Executive").

WITNESSETH:

WHEREAS, the Company wishes to set forth the terms and conditions of the Executive's employment, on terms and conditions mutually agreeable and beneficial to the Company and the Executive; and

WHEREAS, the Executive is willing to render services to the Company pursuant to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, the parties, intending to be legally bound, hereby agree as follows:

1. POSITION AND DUTIES.

A. The Company hereby employs the Executive in the position of President and CEO and the Executive hereby accepts such employment. The Executive shall be subject to the direction of and shall report directly to the Board of Directors (the "Board") of the Company.

B. During the Term, the Executive shall devote full working time to the performance of duties hereunder and shall perform the duties assigned with fidelity and to the best of his/her ability. The Executive shall deal at all times in good faith with the Company. Notwithstanding the foregoing, nothing contained herein shall be construed so as to prohibit Executive from serving on the Board of Directors of another company.

2. TERM.

This Agreement shall commence on the date first above written and shall continue for a term of three years unless earlier terminated in accordance with the terms hereof (such period, the "Term").

3. COMPENSATION.

In consideration for the Executive's services hereunder, the Executive shall receive the following compensation:

A. *Base Salary*. For each twelve month period of the Term hereof, the Company shall pay the Executive a base salary (the "Base Salary") in the amount of $250,000, in periodic installments in accordance with the Company's regular payroll practices, but in no event less frequently than semi-monthly. On each January 1st, the Base Salary shall be increased by a minimum of ten percent (10%) above the previous year's Base Salary. The Executive shall receive an annual review of the performance of his/her duties at the end of each calendar year

and the Executive's Base Salary may be increased by an amount greater than ten percent (10%) in the sole discretion of the Board to reflect such performance as may be consistent with the policies and procedures of the Company. The Executive's Base Salary shall be subject to customary federal, state and local withholdings for income taxes, F.I.C.A. and similar charges.

B. *Annual Performance Bonus*. The Executive shall be eligible for an annual calendar year performance bonus if EBITDA targets are exceeded. The annual performance bonus is to be paid no later than 30 days following the completion of the annual review or audit, and in no way later than April 15th of the following year. Should the EBITDA targets listed below be exceeded, then executive shall qualify for a bonus. The bonus amount shall be allocated from a bonus pool created for the benefit of all executives serving in the combined positions of President and/or CEO (presently Edell and Nancy Duitch), calculated at 15% of the amount by which the following annual EBITDA target is exceeded for any particular year:

- Annual EBITDA targets: $2M in 2005, $2.2M in 2006 and $2.5M in 2007

C. *Health Insurance and Other Benefits*.

(i) The Executive shall be entitled to full family health insurance coverage under the terms of the commercial health benefit plan or plans adopted from time to time by the Board. The Executive shall also be entitled to participate in any other of the Company's group medical, insurance and other employee benefit plans, such as 401K, pension, disability or any other programs of the Company that may be adopted. Executive shall also be eligible for any split-dollar key man life insurance program which the company may adopt.

(ii) Executive will be paid a car allowance of $1,000 per month and the company shall reimburse for insurance thereon, as well as pay or reimburse an appropriate amount for operations and maintenance of said vehicle, when utilized for business purposes.

D. *Expenses*. The Company shall pay directly or reimburse the Executive for any reasonable expenses paid or incurred by the Executive in the performance of hereunder, provided that the Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of he nature of such expense. The Company shall furnish executive with a cellular telephone, personal computer and reimburse for a home office phone line and high speed connectivity. The Company shall be responsible for all charges relating to the cellular telephone, high speed connectivity and the home phone line, upon presentation of the monthly statements relating thereto.

E. *Vacations and Holidays*. The Executive shall be entitled to paid vacation and Company holidays in accordance with the Company's policies in effect from time to time for its most senior executive, provided, however, that in no event shall Executive be entitled to less than the three weeks of paid vacation in any given calendar year.

F. *Tax Distributions of S Corp*. For as long as the Company maintains its status as an S Corporation, Executive shall receive pro-rata dividends applicable to all WWE stock owned, plus dividends to cover any taxes applicable to his or her share holdings.

4. TERMINATION AND SEVERANCE.

A. As used in this Section 4,

"Disability" shall mean the Executive's inability to perform duties hereunder by reason of any medically determined physical or mental impairment that has lasted for a continuous period of not less than six months or for eight months in any twelve month period.

"Good Cause" shall mean:

(i) The Company commits any material breach of its obligations hereunder;

(ii) The Company voluntarily files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, makes an assignment for the benefit of its creditors, consents to the appointment of a custodian, receiver, trustee or other similar officer with similar powers with respect to it or with respect to any substantial part of its property, is adjudicated as insolvent or to be liquidated, or takes corporate action for the purpose of any of the foregoing;

(iii) Executive is removed as or is not re-elected as a director of the Company;

(iv) Executive is required to travel more than 35 miles from his Westlake Village home to work, due to a change in office location; or

(v) Executive's title is changed, or his/her job responsibilities are changed in a material way.

"Justifiable Cause" shall mean: (1) any repeated failure or refusal by the Executive to (A) perform his material duties pursuant to this Agreement or (B) carry out material instructions of the Board consistent with Executive's position and duties hereunder; or (2) the Executive's conviction of or pleading guilty to, any crime of moral turpitude or any crime involving material theft, embezzlement or other misappropriation of money or a material amount of property of the Company, which constitutes a felony in the jurisdiction involved. For (1) and (2) above, the Executive shall be given 45 days, after having been given written notice by the Company of such breach, to either correct such breach and/or be given an opportunity for the Executive or his attorney to show cause as to why he or she should not be terminated.

B. This Agreement, the Term and the Executive's employment hereunder shall terminate upon the expiration of three years after the date hereof or upon the earlier of any of the following:

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(i) in the event of a determination by the Board that there is Justifiable Cause for such termination, upon written notice of termination from the Company to the Executive; or

(ii) immediately upon the Death or Disability of the Executive; or

(iii) upon sixty days written notice to the Company by the Executive of his voluntary resignation.

C. Upon the termination of the Executive's employment by the Company, for Justifiable Cause or the voluntary resignation of the Executive without Good Cause, the Executive shall be entitled to receive any Base Salary and bonus hereunder accrued prior to the date of such termination, any amount payable to the Executive under the policies and procedures of the Company with respect to payments to executive officers for accrued vacation and reimbursement for all of Executive's pending reimbursable business expenses incurred prior to and through the date of termination.

D. Upon the voluntary resignation of the Executive with Good Cause or the termination of Executive by the Company without Justifiable Cause:

(i) the Executive shall be entitled to receive a lump sum payment equal to his Base Salary for a period of twelve (12) months following such termination (determined without regard to such termination);

(ii) the Executive shall be entitled to receive any Base Salary and bonus hereunder accrued prior to the date of such termination (the bonus amount shall be calculated by extrapolating the financial results through the month ended just prior to the termination date, over a full year and calculating what the bonus what be and prorating it for the percentage of the year completed through the termination date), and any amount payable to the Executive under the policies and procedures of the Company with respect to payments to executive officers for accrued vacation and reimbursement for all of Executive's pending reimbursable business expenses incurred prior to the date of termination. Any amounts due shall be paid in a lump sum;

(iii) the Company shall continue to include Executive and his/her family in all medical, dental and life insurance plans in which he/she was participating on the date of termination for a period of 180 days.

E. Upon the termination of Executive due to Death:

(i) the Executive (or his estate, as the case may be) shall be entitled to receive any Base Salary and bonus hereunder accrued prior to the date of such termination (the bonus amount shall be calculated by extrapolating the financial results through the month ended just prior to the termination date, over a full year and calculating what the bonus what be and prorating it for the percentage of the year completed through the termination date), and any amount payable to the Executive under the policies and procedures of the Company with respect to payments to executive officers for accrued vacation and

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reimbursement for all of Executive's pending reimbursable business expenses incurred prior to the date of termination. Any amounts due shall be paid in a lump sum;

(ii) the Company shall continue to include Executive's family in all medical, dental and life insurance plans in which he/she was participating on the date of termination for a period of 180 days.

F. Upon the termination of Executive due to permanent Disability:

(i) the Executive shall be entitled to receive full pay for the first 90 days of his/her disability period and half pay for the next 90 day period following such termination (determined without regard to such termination). Amounts are to be paid either in a lump sum or as part of the regular periodic payrolls;

(ii) the Executive (or his estate, as the case may be) shall be entitled to receive any Base Salary and bonus hereunder accrued prior to the date of such termination (the bonus amount shall be calculated by extrapolating the financial results through the month ended just prior to the termination date, over a full year and calculating what the bonus what be and prorating it for the percentage of the year completed through the termination date), and any amount payable to the Executive under the policies and procedures of the Company with respect to payments to executive officers for accrued vacation and reimbursement for all of Executive's pending reimbursable business expenses incurred prior to the date of termination. Any amounts due shall be paid in a lump sum;

(iii) the Company shall continue to include Executive and his/her family in all medical, dental and life insurance plans in which he/she was participating on the date of termination for a period of 180 days.

G. Not less than six months prior to the expiration of the Term, the Board of Directors of the Company shall inform Executive as to whether it desires to employ Executive after the Term. If the Board so informs Executive that it desires to continue Executive's employment beyond the Term and Executive desires to continue in the employ of the Company, the parties hereby agree that they will negotiate in good faith to so extend Executive's employment on mutually agreeable terms.

5. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

A. The Executive shall not, while this Agreement is in effect and for two years thereafter (the "Non-Disclosure Period"), directly or indirectly, disclose confidential information or permit to be known other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants) or as is required by law (in which case the Executive shall give the Company prior written notice of such required disclosure), to any person, firm or corporation, any Confidential Information (as such term is hereinafter defined) acquired by him during the course of, or as an incident to, his employment hereunder relating to the Company.

B. The term "Confidential Information" shall mean all information and know-how (whether or not in writing) of a confidential, secret, private or proprietary nature concerning the

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Company and its businesses and affairs, including any financial statements and information, proprietary technology, trade secrets, research and development data, know-how, market studies, inventions (whether patentable or not), forecasts, competitive analyses, methodologies, pricing policies, or information respecting marketing or distribution methods or improvements, of the Company, the names of actual or potential customers with which the Company does or may do business, including all customer lists, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, employee lists, the substance of agreements with customers, suppliers and others, marketing arrangements, servicing and training programs, schematics, source code, object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms and any other documents embodying such confidential information concerning any of the foregoing or the Company and its operations generally that is important to the business of the Company. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include (i) any information which is or becomes publicly available other than pursuant to a breach of Section 5A by the Executive, (ii) information that is independently developed by the Executive after the termination of his employment hereunder without making use of the Confidential Information, (iii) information that was in Executive's possession or part of his general knowledge prior to the date hereof and (iv) information that is disclosed to Executive by a third party without breach of any agreement.

C. All Confidential Information and documents and materials containing Confidential Information of the Company shall be the exclusive property of the Company, and the Executive shall use reasonable efforts to prevent any publication or disclosure thereof. Upon termination of the Executive's employment, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in the Executive's possession or control shall be returned to and left with the Company.

D. The Executive acknowledges that a violation of this Section 5 would cause the Company irreparable injury and that money damages would not provide an adequate remedy to the Company. Accordingly, the Executive acknowledges that the Company shall have the right, in addition to its remedies at law, to enforce performance of the terms of this Section 5 or to enjoin any breach of the terms and provisions of this Section 5.

E. The invalidity or unenforceability by the Company of any provision under this Section 5 shall in no way affect the validity or enforceability of any other provision.

F. The provisions of this Section 5 shall survive the termination of the Executive's employment hereunder and the termination or expiration of this Agreement to the extent provided for in this Section.

6. INTELLECTUAL PROPERTY

The Executive acknowledges and agrees that neither the performance of the Executive's duties hereunder nor the terms hereof shall create or result in the Executive obtaining title to or any rights to any inventions or discoveries made by the Company or its employees or agents. The Executive hereby assigns to the Company all rights that the Executive may have to any inventions or discoveries made by the Executive in the course of the performance of his duties hereunder. Notwithstanding anything else contained herein, Executive is not assigning and is not

required to assign (i) any inventions or discoveries not made in the performance of his duties hereunder or (ii) any inventions or discoveries made prior to the date hereof or after the termination hereof.

7. INDEMNITY.

The Company hereby agrees to indemnify the Executive for and hold him/her harmless from and against (i) any and all litigation incurred prior to the start of employ and (ii) any costs or expenses incurred in connection with any such litigation. The Executive agrees to indemnify the Company for and hold the Company harmless from and against any and all costs or expenses it may incur as a result of any personal litigation of the Executive unrelated to the Company's activities or any litigation that arises from a breach by the Executive of a covenant or agreement entered into by the Executive for the benefit of any third party.

The Company further agrees to the maximum extent permitted under Delaware law to indemnify Executive against expenses, judgments, fines settlements and other amounts incurred in connection with any action, suit or proceeding which arises by reason of the fact that Executive is or was an officer, employee or director of the Company or any affiliate of the Company. Furthermore, at all times the Company will maintain in full force and effect officers' and directors' liability insurance, in an amount reasonable and customary for a company in the Company's business, which insurance shall provide Executive with coverage on the same terms and conditions and for the same amount as provided to the most senior executives of the Company.

8. AGREEMENT ASSIGNMENT.

It is agreed that this is a personal contract between the parties and that the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated otherwise than by will or the laws of descent or distribution. The Company may not assign this Agreement, by operation of law or otherwise, without the prior written consent of the Executive.

9. EXCLUSIVE EMPLOYMENT; NON-COMPETE.

A. During employment with the Company, the Executive will not (i) do anything to compete with the present or contemplated business of the Company, (ii) suffer to exist any conflict of interest in respect of his/her relationship with the Company, or (iii) plan or organize any business activity that will be competitive with the Company. The Executive will not enter into any agreement that conflicts with his duties or obligations to the Company.

10. GENERAL PROVISIONS.

A. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without reference to the principles thereof respecting conflicts of laws.

B. Any notices required or permitted by the terms of this Agreement shall be given by hand delivery or by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company to:	WorldWide Excellence, Inc. 11872 La Grange Ave, 1st Floor Los Angeles, CA 90025 Attention: Nancy Duitch Facsimile: 805.575.4044
with a copy to:	Donald R. Jones, Esq. Jones, Kaufman & Ackerman 10960 Wilshire Blvd Los Angeles, CA 90024
If to the Executive to:	Jeffrey S. Edell 5244 Bridgetown Place Westlake Village, CA 91362

or to such other address or addresses for a party as shall be specified by such party in a notice given in accordance with this Section 10. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

C. This Agreement shall inure to the benefit of and be binding upon the Company, its permitted successors and assigns and the Executive, his heirs, executors, administrators and legal representatives.

D. This Agreement may not be amended or modified without a writing signed by each of the Executive and the Company. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

E. This Agreement may be executed in two counterparts, each of which shall be an original, and which together shall constitute one and the same instrument. A facsimile transmission by a party of a signed signature page hereof shall have the same effect as delivery by such party of a manually executed original counterpart hereof.

F. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall not affect the rest of such provision not held invalid, and the rest of such provision, and the rest of this Agreement, shall, to the full extent consistent with law, continue in full force and effect.

G. This agreement supersedes and replaces all prior written and oral arrangements and constitutes the complete understandings of the parties.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

Worldwide Excellence, Inc.

By: _______________
Name:
Title: CEO KMD

THE EXECUTIVE:

____